CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-282865 on Form N-2 of our report dated April 14, 2025, relating to the financial statement of Capital Group KKR Multi-Sector+ appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to us under the headings “Independent registered public accounting firm” in the Prospectus and “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

August 28, 2025